Contacts:
Justin Renz	.
Senior Vice President, CFO
CombinatoRx, Incorporated
617-301-7575
JRenz@combinatorx.com

Gina Nugent
617-460-3579
gnugent@combinatorx.com

COMBINATORX ANNOUNCES EXTENSION OF EXALGO™ EXTENDED-RELEASE TABLETS PDUFA DATE TO MARCH 1, 2010

CAMBRIDGE, Mass.– February 16, 2010 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) goal date for review of the Exalgo™ (hydromorphone HCl) extended-release tablets New Drug Application (NDA) from Monday February 22, 2010 to Monday, March 1, 2010 due to federal government closings.

The U.S. rights to Exalgo tablets were acquired from Neuromed by Mallinckrodt Inc., a Covidien company, in June, 2009. Neuromed acquired the U.S. marketing rights to Exalgo tablets from ALZA Corporation in April 2007 and was responsible for clinical development and regulatory filings. Covidien is responsible for all commercialization activities for Exalgo in the U.S., including marketing, sales and all post-approval FDA regulatory filings, and will now own the intellectual property for the product. ALZA is responsible for manufacturing, packaging and supply of the product. CombinatoRx and Neuromed merged on December 21, 2009.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) develops novel drug candidates with a focus on the treatment of pain and inflammation. The company applies its combination drug discovery capabilities and its selective ion-channel modulation platform to generate innovative therapeutics. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, the product candidate Exalgo™, the timing of FDA action regarding the NDA for Exalgo, the CombinatoRx drug discovery technologies, and the business plans of CombinatoRx. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the ability of CombinatoRx or Mallinckrodt to obtain regulatory approval for the sale and marketing of the Exalgo™ product candidate, the ability of Mallinckrodt to successfully market Exalgo™ if approved by the FDA, the unproven nature of the CombinatoRx drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section beginning on page 31 of CombinatoRx's Form S-4 Registration Statement filed in connection with its merger with Neuromed (File No. 333-161146) on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2010 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com